Exhibit 5
OPINION OF COUNSEL
JONES DAY
NORTH POINT • 901 LAKESIDE AVENUE • CLEVELAND, OHIO 44114-1190
TELEPHONE: (216) 586-3939 • FACSIMILE: (216) 579-0212
September 13, 2005
PolyOne Corporation
33587 Walker Road,
Avon Lake, Ohio 44012

Re:	5,000,000 Shares of Common Stock, par value $.01 per share, of the Company Issued or Transferred Pursuant to the PolyOne Corporation 2005 Equity and Performance Incentive Plan
Ladies and Gentlemen:
          We are acting as counsel for PolyOne Corporation, an Ohio corporation (the “Company”), in connection with the issuance or transfer of up to 5,000,000 common shares, par value $.01 per share, of the Company (the “Shares”) pursuant to the PolyOne Corporation 2005 Equity and Performance Incentive Plan (the “Plan”).
          In rendering this opinion, we have examined such documents and records, including an examination of originals or copies certified or otherwise identified to our satisfaction, and matters of law as we have deemed necessary for purposes of this opinion. Based upon the foregoing and subject to the qualifications and limitations stated herein, we are of the opinion that the Shares are duly authorized and, when issued or transferred and delivered pursuant to the terms of the Plan against payment of the consideration therefor as provided therein, will be validly issued, fully paid, and nonassessable, provided that such consideration is at least equal to the stated par value of the Shares.
          Our examination of matters of law in connection with the opinion expressed herein has been limited to, and accordingly our opinion herein is limited to, the laws of the State of Ohio. We express no opinion with respect to the laws of any other jurisdiction.
          We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company to effect registration of the Shares under the Securities Act of 1933 (the “Act”). In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,
/s/ Jones Day